ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                            RIVIERA BLACK HAWK, INC.



            Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:  The name of the corporation is:  RIVIERA BLACK HAWK, INC.

SECOND: The following amendment to the Articles of Incorporation was adopted on February 28, 1999. Such amendment was adopted by unanimous vote of the sole shareholder.

THIRD: The Articles of Incorporation of the corporation filed on August 18, 1997, are amended to add a new Article which is numbered IX to be and read as follows:

                                   ARTICLE IX
                         Required Transfer Restrictions

            The corporation shall not issue any voting securities or other voting interests except in accordance with the provisions of the Colorado Limited Gaming Act and the regulations promulgated thereunder. The issuance of any voting securities or other voting interests in violation thereof shall be void and such voting securities or other voting interests shall be deemed not to be issued and outstanding until (a) the corporation shall cease to be subject to the jurisdiction of the Colorado Limited Gaming Control Commission, or (b) the Colorado Limited Gaming Control Commission shall, by affirmative action, validate said issuance or waive any defect in issuance.

            No voting securities or other voting interests issued by the corporation and no interest, claim or charge therein or thereto shall be transferred in any manner whatsoever except in accordance with the provisions of the Colorado Limited Gaming Act and the regulations promulgated thereunder. Any transfer in violation thereof shall be void until (a) the corporation shall cease to be subject to the jurisdiction of the Colorado Limited Gaming Control commission, or (b) the Colorado Limited Gaming Control Commission shall, by affirmative action, validate said transfer or waive any defect in said transfer.

            If the Colorado Limited Gaming Control Commission at any time determines that a holder of voting securities or other voting interests in this corporation is unsuitable to hold such securities or other voting interests, then the issuer of such voting securities or other voting interests may, within sixty (60) days after the finding of unsuitability, purchase such voting securities or other voting interests of such unsuitable person at the lesser of

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(i) the cash equivalent of such person's investment in the corporation,  or (ii)
the current market price as of the date of the finding of unsuitability unless such voting securities or other voting interests are transferred to a suitable person (as determined by the Commission) within sixty (60) days after the finding of unsuitability. Until such voting securities or other voting interests are owned by persons found by the Commission to be suitable to own them, (a) the corporation shall not be required or permitted to pay any dividend or interest with regard to the voting securities or other voting interests, (b) the holder of such voting securities or other voting interests shall not be entitled to vote on any matter as the holder of the voting securities or other voting interests, and such voting securities or other voting interests of the corporation entitled to vote, and (c) the corporation shall not pay any remuneration in any form to the holder of the voting securities or other voting interests except in exchange for such voting securities or other voting interests as provided in this paragraph.


                                    RIVIERA BLACK HAWK, INC.



                                     By:________________________________
                                        William L. Westerman, President








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